                                                Filed Pursuant to Rule 424(b)(2)
                                                File No. 333-38135

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 21, 1997)

                                 $1,000,000,000

                                BankBoston LOGO

                             BANKBOSTON CORPORATION
                               MEDIUM-TERM NOTES

                            ------------------------
                   Due Nine Months or More from Date of Issue
                            ------------------------

    BankBoston Corporation (the "Corporation") may offer from time to time up to $1,000,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its Senior Medium-Term Notes (the "Senior Notes") and Subordinated Medium-Term Notes (the "Subordinated Notes") Due Nine Months or More from Date of Issue (collectively, the "Notes"). Such aggregate initial offering price is subject to reduction as a result of the sale by the Corporation of other Securities described in the accompanying Prospectus. Each Note will mature on any day nine months or more from the date of issue, as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption at the option of the Corporation or repayment at the option of the Holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, as set forth therein and specified in the applicable Pricing Supplement. Each Note may be denominated in U.S. dollars or in a currency or composite currency other than U.S. dollars, as specified in the applicable Pricing Supplement. See "Risk Factors" and "Special Provisions Relating to Foreign Currency Notes." The Notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, and in such amounts in currencies or composite currencies as specified in the applicable Pricing Supplement. The Subordinated Notes will be subordinated to all existing and future Senior Indebtedness (as defined in the accompanying Prospectus) of the Corporation. At September 30, 1997, the outstanding Senior Indebtedness of the Corporation, exclusive of guarantees and other contingent obligations, was approximately $614 million. Payment of principal of Subordinated Notes may be accelerated only in the case of bankruptcy, insolvency or reorganization of the Corporation or receivership of BankBoston, N.A. (the "Bank"). See "DESCRIPTION OF DEBT SECURITIES--SUBORDINATED SECURITIES" in the accompanying Prospectus.
                                                     continued on following page
                            ------------------------

     SEE "RISK FACTORS," BEGINNING ON PAGE S-4, FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED PRIOR TO MAKING AN INVESTMENT IN THE NOTES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY
  SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Notes are unsecured obligations of the Corporation and are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of the Corporation and are not insured by the Federal Deposit Insurance Corporation (the "FDIC"), the Bank Insurance Fund or any other government agency.

                                              PRICE TO          AGENTS' DISCOUNTS              PROCEEDS TO
                                             PUBLIC(1)        AND COMMISSIONS(1)(2)         CORPORATION(1)(3)
                                          ----------------   -----------------------   ---------------------------
Per Note...............................         100%               .125%-.750%               99.875%-99.250%
Total(4)...............................    $1,000,000,000     $1,250,000-$7,500,000     $998,750,000-$992,500,000

---------------
(1) Morgan Stanley & Co. Incorporated, BancBoston Securities Inc., Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc (each, an "Agent" and, collectively, the "Agents"), may purchase Notes, as principal, from the Corporation, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Corporation and an Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Corporation will pay a commission to each Agent ranging from .125% to .750% of the principal amount of a Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Corporation and such Agent at the time of such sale. See "Plan of Distribution."

(2) The Corporation has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(3) Before deducting expenses payable by the Corporation estimated at $640,000.

(4) Or the equivalent thereof in one or more foreign or composite currencies.
                            ------------------------

    The Notes are being offered on a continuous basis by the Corporation to or through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. There is no assurance that the Notes offered hereby will be sold or, if sold, that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. The Corporation reserves the right to cancel or modify the offer made hereby without notice. The Corporation or an Agent, if such Agent solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."

                            ------------------------


MORGAN STANLEY DEAN WITTER       BANCBOSTON SECURITIES INC.
BEAR, STEARNS & CO. INC.         CHASE SECURITIES INC.
CREDIT SUISSE FIRST BOSTON       LEHMAN BROTHERS
MERRILL LYNCH & CO.              SALOMON BROTHERS INC

November 25, 1997

Continued from prior page

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will bear interest at fixed rates (the "Fixed Rate Notes") or at floating rates (the "Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and will be payable in arrears monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement, and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as set forth therein. Interest on each Fixed Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on June 15 and December 15 of each year and on the Maturity Date. The Notes may also be issued with original issue discount, and such Notes may or may not pay any interest. See "Description of Notes."

     The interest rate, or the formula for the determination of any such interest rate, applicable to each Note and the other variable terms thereof as described herein will be established by the Corporation on the date of issue of such Note and will be set forth therein and specified in the applicable Pricing Supplement. Interest rates, interest rate formulas and such other variable terms are subject to change by the Corporation, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Corporation.

     Each Note will be issued in fully registered book-entry form (a "Book-Entry Note"). Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (or such other depository identified in the applicable Pricing Supplement) (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners). See "Description of Notes--Book-Entry System."

     This Prospectus Supplement and the accompanying Prospectus may be used by BancBoston Securities Inc. ("BSI"), a wholly-owned subsidiary of the Corporation, in connection with offers and sales related to market-making transactions in the Notes. BSI may act as principal or agent in such transactions.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
                                   PROSPECTUS SUPPLEMENT
Risk Factors.........................................................................    S-4
Consolidated Ratios of Earnings to Fixed Charges.....................................    S-5
Description of Notes.................................................................    S-6
Special Provisions Relating to Foreign Currency Notes................................   S-22
Certain United States Federal Income Tax Considerations..............................   S-24
Plan of Distribution.................................................................   S-33
Legal Opinions.......................................................................   S-34

                                     PROSPECTUS
Available Information................................................................      2
Incorporation of Certain Documents by Reference......................................      2
The Corporation......................................................................      3
Consolidated Ratios of Earnings to Fixed Charges and Combined Fixed Charges
  and Preferred Stock Dividend Requirements..........................................      3
Supervision and Regulation...........................................................      4
Use of Proceeds......................................................................      4
Description of Debt Securities.......................................................      4
Description of Preferred Stock.......................................................     15
Description of Common Stock..........................................................     21
Description of Capital Securities....................................................     23
Description of Securities Warrants...................................................     23
Plan of Distribution.................................................................     25
Legal Opinions.......................................................................     25
Experts..............................................................................     26

                            ------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  RISK FACTORS

     This Prospectus Supplement does not describe all of the risks of an investment in Notes, whether resulting from such Notes being denominated or payable in or determined by reference to a currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas, or otherwise. The Corporation and the Agents disclaim any responsibility to advise prospective investors of such risks as they exist at the date of this Prospectus Supplement or as they change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of investing in such Notes in light of their particular circumstances. Such Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate or currency index or other indices or formulas. Prospective investors should carefully consider, among other factors, the matters described below.

STRUCTURE RISKS

     An investment in Notes indexed, as to principal, premium, if any, and/or interest, if any, to one or more interest rate, currency (including exchange rates and swap indices between currencies or composite currencies) or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that no interest will be payable in respect of such Notes or will be payable at a rate lower than one applicable to a conventional fixed rate or floating rate debt security issued by the Corporation at the same time, that repayment of the principal and/or premium, if any, in respect of such Notes may occur at times other than that expected by the Holders (as defined in the accompanying Prospectus), and that the Holders could lose all or a substantial portion of principal and/or premium, if any, payable with respect to such Notes on the Maturity Date (as defined under "Description of Notes--Interest"). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Corporation has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

     Any optional redemption feature of Notes might affect the market value of such Notes. Since the Corporation may be expected to redeem such Notes when prevailing interest rates are relatively low, Holders generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the current interest rate on such Notes.

     The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or liquidity in the secondary market if one develops. See "Plan of Distribution."

     The secondary market, if any, for Notes will be affected by a number of factors independent of the creditworthiness of the Corporation and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Holders may not be able to sell such Notes readily or at prices that will enable them to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Foreign Currency Notes (as defined under "Description of Notes--General") entails significant risks that are not associated with a similar investment in a debt security denominated and payable in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the Specified Currency (as defined under "Description of Notes--General") and the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which the Corporation has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the U.S. dollar and foreign or composite currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of such Foreign Currency Note, in the U.S. dollar-equivalent value of the principal and premium, if any, payable on the Maturity Date of such Foreign Currency Note, and, generally, in the U.S. dollar-equivalent market value of such Foreign Currency Note.

     Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest, if any, on, a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the Specified Currency on such date. Even if there are no exchange controls, it is possible that the Specified Currency would not be available on the applicable payment date due to other circumstances beyond the control of the Corporation. In such cases, the Corporation will be entitled to satisfy its obligations in respect of such Foreign Currency Note in U.S. dollars. See "Special Provisions Relating to Foreign Currency Notes--Payment."

CREDIT RATINGS

     The credit ratings assigned to the Corporation's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in such Notes in light of their particular circumstances.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The Corporation's ratios of earnings to fixed charges are set forth below for the periods indicated:

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                            -----------------
                                                                            1997         1996
                                                                            ----         ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits..........................................  2.33x        2.16x
  Including Interest on Deposits..........................................  1.53         1.41

     For purposes of computing the ratio of earnings to fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities (as defined in the accompanying Prospectus) set forth under the heading "DESCRIPTION OF DEBT SECURITIES" in the accompanying Prospectus, to which description reference is hereby made. The following description will apply to each Note unless otherwise specified in the applicable Pricing Supplement. Certain terms not defined in this Prospectus Supplement are defined in the accompanying Prospectus.

GENERAL

     The Notes will be either Senior Notes or Subordinated Notes (referred to in the accompanying Prospectus as "Senior Securities" and "Subordinated Securities," respectively). The Senior Notes will be issued as a single series under an indenture dated as of June 15, 1992 (the "Senior Indenture"), between the Corporation and Norwest Bank Minnesota, National Association ("Norwest" or the "Trustee"), as trustee. The Subordinated Notes will be issued as a single series under an indenture dated as of June 15, 1992, as amended by the First Supplemental Indenture dated as of June 24, 1993 (the "Subordinated Indenture"), between the Corporation and Norwest, as trustee. The Senior Indenture and the Subordinated Indenture are collectively referred to herein as the "Indentures." This Prospectus Supplement, together with the accompanying Prospectus and any Pricing Supplement, may be used in connection with the offer and sale of the Notes in an aggregate initial offering price of up to $1,000,000,000 (or its equivalent in foreign currencies or composite currencies), subject to reduction as a result of future sales of the Corporation's Securities described in the accompanying Prospectus.

     The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Corporation for each series. As of the date of this Prospectus Supplement, the Corporation had issued $1,600,000,000 aggregate principal amount of Debt Securities under the Indentures, $1,323,174,441 of which was then outstanding. As of such date, $850,000,000 aggregate initial offering price of Senior Notes had been issued, $575,000,000 of which were then outstanding, and $750,000,000 aggregate initial offering price of Subordinated Notes had been issued, $748,174,441 of which were then outstanding. As of the date hereof, the Corporation has authorized the issuance and sale of up to an additional $1,500,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of Notes. The Corporation may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indentures in addition to the $1,000,000,000 aggregate initial offering price of Notes offered hereby and the other Debt Securities previously issued.

     The Notes will not be entitled to the benefit of a sinking fund or to the defeasance and covenant defeasance provisions contained in the Indentures.

     THE NOTES ARE UNSECURED OBLIGATIONS OF THE CORPORATION AND ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE CORPORATION AND ARE NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

     The Notes will be offered on a continuous basis and will mature on any day nine months or more from their dates of issue (the "Stated Maturity Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes as specified in the applicable Pricing Supplement. The Notes may also be issued with original issue discount ("Discount Notes") and such Notes may or may not bear any interest.

     The Notes will be unsecured obligations of the Corporation. The Senior Notes will rank on a parity with other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Notes will be subordinate in right of payment to all existing and future Senior Indebtedness of the Corporation as described under "DESCRIPTION OF DEBT SECURITIES--SUBORDINATED SECURITIES--Subordination" in the accompanying Prospectus. At September 30, 1997, the outstanding Senior Indebtedness of the

Corporation, exclusive of guarantees and other contingent obligations of the Corporation, was approximately $614 million.

     Payment of principal of the Subordinated Notes may be accelerated only in the case of bankruptcy, insolvency or reorganization of the Corporation or the receivership of the Bank. There is no right of acceleration of the payment of principal of the Subordinated Notes upon a default in the payment of principal or interest on the Subordinated Notes or in the performance of any covenant of the Corporation contained in the Subordinated Indenture. See "DESCRIPTION OF DEBT SECURITIES--SUBORDINATED SECURITIES--Events of Default; Defaults" in the accompanying Prospectus. Except as may be set forth in a supplement to this Prospectus Supplement, the Subordinated Notes are not convertible into any other securities and are not Securities for which Capital Securities are exchangeable. See "DESCRIPTION OF DEBT SECURITIES--SUBORDINATED SECURITIES--Exchangeability" in the accompanying Prospectus.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in U.S. dollars. The Notes may also be denominated in, and payments of principal of, and premium, if any, and interest in respect thereof may be made in, currencies or composite currencies other than U.S. dollars ("Foreign Currency Notes") (the currency or composite currency in which a Note is denominated (or, if such currency or composite currency is no longer legal tender for the payment of public and private debts in the relevant country, such other currency or composite currency which is then legal tender in such country for the payment of such debts), whether U.S. dollars or otherwise, is herein referred to as the "Specified Currency" with respect to such Note). See "Special Provisions Relating to Foreign Currency Notes--Payments of Principal and Premium, if any, and Interest."

     Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency in which such Notes are denominated. At the present time, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies or composite currencies and vice versa, and commercial banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. If requested on or prior to the third Business Day (as defined below) preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the applicable Agent, the Agents may be prepared to arrange for the conversion of U.S. dollars into the Specified Currency to enable the purchasers to pay for such Notes. Each such conversion will be made by the applicable Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes. See "Special Provisions Relating to Foreign Currency Notes."

     Interest rates offered by the Corporation with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates, interest rate formulas and other variable terms of the Notes are subject to change by the Corporation from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Corporation.

     Each Note will be issued in fully registered form as a Book-Entry Note. The authorized denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while the authorized denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement. Book-Entry Notes may be transferred or exchanged only through the Depositary. See "Book-Entry System."

     The Bank through its head office in Boston, Massachusetts and through its fifty percent owned joint venture Boston EquiServe LP at the office of Securities Transfer & Reporting Services, Inc. in the Borough of Manhattan in The City of New York (collectively, the "Paying Agents") will act as the Corporation's paying agents with respect to the Notes. Payments of principal of, and premium, if any, and interest on, Book-Entry Notes will be made by the Corporation through the Paying Agents to the Depositary. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes--Payments of Principal and Premium, if any, and Interest."

     As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York or Boston, Massachusetts; provided, however, that, with respect to Foreign Currency Notes the payment of which is to be made in a Specified Currency other than U.S. dollars, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing such Specified Currency unless the Specified Currency is European Currency Units ("ECU"), in which case such day is also not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or is not a day designated as an ECU non-settlement day by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), a day that is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day. "London Business Day" means any day on which dealings in the Designated LIBOR Currency (as hereinafter defined) are transacted in the London interbank market.

     "Principal Financial Center" means (i) the capital city of the country issuing the Specified Currency (except as described in the immediately preceding paragraph with respect to ECU) or (ii) the capital city of the country to which the Designated LIBOR Currency relates (or, in the case of ECU, Luxembourg), as applicable, except, in the case of (i) or (ii) above, that with respect to U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan (solely in the case of the Specified Currency) and Zurich, respectively.

INTEREST

     General

     Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Interest will be payable in arrears on each Interest Payment Date specified in the applicable Pricing Supplement on which an installment of interest is due and payable and on the Stated Maturity Date or any prior date on which the principal, or an installment of principal, of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Corporation, repayment at the option of the Holder or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date"). Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Record Date (as defined below) and the related Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business
Day) immediately preceding the related Interest Payment Date.

     Interest payments on the Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid with respect to the applicable Note) to but excluding the related Interest Payment Date or the Maturity Date, as the case may be.

     Fixed Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, the "Interest Payment Dates" for the Fixed Rate Notes will be June 15 and December 15 of each year and the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

     Floating Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify the "Interest Rate Basis" or "Interest Rate Bases" by reference to which interest will be determined, which may be one or more of (i) the "CMT Rate," in which case such Note will be a "CMT Rate Note," (ii) the "Commercial Paper Rate," in which case such Note will be a "Commercial Paper Rate Note,"
(iii) the "Eleventh District Cost of Funds Rate," in which case such Note will be an "Eleventh District Cost of Funds Rate Note," (iv) the "Federal Funds Rate," in which case such Note will be a "Federal Funds Rate Note," (v) "LIBOR," in which case such Note will be a "LIBOR Note," (vi) the "Prime Rate," in which case such Note will be a "Prime Rate Note," (vii) the "Treasury Rate," in which case such Note will be a "Treasury Rate Note," or (viii) such other Interest Rate Basis or interest rate formula as may be set forth in the applicable Pricing Supplement. The applicable Pricing Supplement will also specify certain additional terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date and Fixed Interest Rate, as applicable, the Initial Interest Rate, Interest Reset Period and Dates, Record Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any, and if one or more of the applicable Interest Rate Bases is LIBOR, the Designated LIBOR Currency and the Designated LIBOR Page, as described below.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum attached, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on, and including, the Fixed Rate Commencement Date to, but excluding, the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the Business Day immediately preceding the Fixed Rate Commencement Date.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the applicable Pricing Supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
(iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest in effect for the period from the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate or, if no such Fixed Interest Rate is specified, the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

     The interest rate applicable to each day in an Interest Reset Period will be the rate determined by the Calculation Agent as of the Interest Determination Date immediately preceding the Interest Reset Date on which such Interest Reset Period commenced and calculated on or prior to the Calculation Date (as defined herein), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated on such Interest Determination Date. The "Interest Determination Date" with respect to the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of
San Francisco") publishes the Index (as defined below); and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date unless the Designated LIBOR Currency is British pounds sterling, in which case the Interest Determination Date will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest

Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on the applicable Interest Reset Date, then the Interest Reset Date will instead be the first Business Day following such auction. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     Each Floating Rate Note will bear interest from the date of issue at the rates specified in the applicable Pricing Supplement until the principal thereof is paid or otherwise made available for payment. Except as provided below or in the applicable Pricing Supplement, the "Interest Payment Dates" for the Floating Rate Notes will be, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, the third Wednesday of March, June, September and December of each year, (iii) semiannually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and
(iv) annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement and, in each case, interest will be payable on the Maturity Date. If any Interest Payment Date for any Floating Rate Note (other than the Maturity Date) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest shall accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

     A Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period (a "Maximum Interest Rate") and (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period (a "Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by Massachusetts law, as the same may be modified by United States law of general application.

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which the Interest Rate Basis is the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward

(e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a Specified Currency other than U.S. dollars, to the nearest unit (with one-half cent or unit being rounded upward).

     Unless otherwise specified in the applicable Pricing Supplement, the Bank will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be. The determination of any interest rate by the Calculation Agent will be final and binding absent manifest error.

     CMT Rate. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release
H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month in which the related CMT Rate Interest Determination Date falls. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published by the Board of Governors of the Federal Reserve System in the relevant weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication ("H.15(519)"). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their respective affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer rates obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity of approximately the Designated CMT Maturity Index have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Markets Limited (or any successor service) on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "Commercial Paper -- Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their respective affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for a non-financial entity whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                           D X 360
 Money Market Yield =   360 - (D X M)   X 100

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Eleventh District Cost of Funds Rate. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Eleventh District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "Eleventh District" on Telerate Page 7058 (as defined below) as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce the Index for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

     "Telerate Page 7058" means the display designated as page "7058" on the Dow Jones Telerate Service (or such other page as may replace the 7058 page on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District).

     Federal Funds Rate. Federal Funds Rate Notes will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their respective affiliates) selected by the Calculation Agent; provided, however that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) If "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in such Principal Financial Center selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

          "Designated LIBOR Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated or, if no such currency or composite currency is specified in the applicable Pricing Supplement, United States dollars.

          "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Markets Limited (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, unless the Designated LIBOR Currency specified in the applicable Pricing Supplement is U.S. dollars, in which case the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace such page on such service).

     Prime Rate. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in such Prime Rate Notes and the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     Treasury Rate. Treasury Rate Notes will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their respective affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

DISCOUNT NOTES

     The Corporation may from time to time offer Discount Notes that have an original issue price (the "Issue Price") (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e., par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity Date. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of such Discount Note will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Discount Note (if applicable), multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and
(ii) any unpaid interest accrued thereon to the date of such redemption, repayment or acceleration of maturity, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as hereinafter defined), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the United States Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for United States Federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

FOREIGN-CURRENCY NOTES

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in U.S. dollars. Foreign Currency Notes will be denominated in a currency, including a composite currency, other than U.S. dollars. Special provisions relating to Foreign Currency Notes will be described in the applicable Note and the Pricing Supplement relating thereto.

     An investment in Foreign Currency Notes entails significant risks that are not associated with similar investments in debt securities that are denominated in U.S. dollars and the payments with respect to which are made in U.S. dollars. See "Risk Factors" and "Special Provisions Relating to Foreign Currency Notes."

INDEXED NOTES

     Notes may be issued with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to an indexed currency or such other price or exchange rate ("Indexed Notes"), as set forth in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal amount on the Maturity Date that is greater than or less than the face amount of the Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium and/or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in such Indexed Notes will be set forth in the applicable Pricing Supplement. See "Risk Factors."

REDEMPTION AT THE OPTION OF THE CORPORATION

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. If so agreed upon by the Corporation and the purchaser thereof, a Note will be redeemable on and after a date fixed at the time of sale and specified in the applicable Pricing Supplement (the "Initial Redemption Date") either in whole or in part, at the option of the Corporation, on written notice given not more than 60 nor less than 30 calendar days prior to the date of redemption by the Corporation to the Holder thereof in accordance with the provisions of the applicable Indenture. On and after the Initial Redemption Date, if any, such Note will be redeemable in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount of such Note shall be at least $1,000 or the authorized minimum denomination of such Note) at the option of the Corporation at the applicable Redemption Price, together with unpaid interest accrued thereon at the applicable rate borne by such Note to the date of redemption. The "Redemption Price," with respect to a Note, will initially be the Initial Redemption Percentage (as specified in the applicable Pricing Supplement) of the principal amount of such Note to be redeemed and will decline at each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction (as specified in the applicable Pricing Supplement), if any, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. Whenever less than all the Notes at any time outstanding are to be redeemed, the terms of the Notes to be so redeemed shall be selected by the Corporation. If the Corporation elects to redeem any Note in part only, the remaining principal amount of such Note will be an authorized denomination of such Note. If no Initial Redemption Date is specified in the applicable Pricing Supplement, such Note will not be redeemable prior to its Stated Maturity Date.

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be subject to repayment at the option of the Holders thereof in accordance with the terms of the Notes on their respective Optional Repayment Dates, if any, as agreed upon by the Corporation and the purchasers at the time of sale and specified in the applicable Pricing Supplement. If no Optional Repayment Date is specified with respect to a Note, such Note will not be repayable at the option of the Holder thereof prior to the Stated Maturity Date. On any Optional Repayment Date with respect to a Note, such Note will be repayable in whole or in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount of such Note shall be at least $1,000 or the authorized minimum denomination of such Note). Unless otherwise specified in the applicable Pricing Supplement, the repayment price for any Note to be repaid means an amount equal to the sum of (i) 100% of the unpaid principal amount thereof or the portion thereof plus (ii) accrued interest to the date of repayment. Information with respect to the repayment price for Indexed Notes shall be set forth in the applicable Pricing Supplement. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by one of the Paying Agents at its office (or such other address of which the Corporation shall from time to time notify the Holders) not more than 60 nor less than 30 days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

     While the Book-Entry Notes are represented by the Global Securities held by or on behalf of the Depositary, and registered in the name of the Depositary or the Depositary's nominee, the option for repayment may be exercised by the applicable participant (as defined below) that has an account with the Depositary, on behalf of the beneficial owners of the Global Security or Securities representing such Book-Entry Notes, by delivering a written notice substantially similar to the above mentioned form to one of the Paying Agents at its office (or such other address of which the Corporation shall from time to time notify the Holders), not more than 60 nor less than 30 days prior to the date of repayment. Notices of elections from participants on behalf of beneficial owners of the Global Security or Securities representing such Book-Entry Notes to exercise their option to have such Book-Entry Notes repaid must be received by one of the Paying Agents, not later than 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by one of the Paying Agents on a particular day, the beneficial owner of the Global Security or Securities representing such Book-Entry Notes must so direct the applicable participant before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Security or Securities representing Book-Entry Notes should consult the participants through which they own their interest therein for the respective deadlines for such participants. All notices shall be executed by a duly authorized officer of such participant (with signature guaranteed) and shall be irrevocable. In addition, beneficial owners of the Global Security or Securities representing Book-Entry Notes shall effect delivery at the time such notices of election are given to the Depositary by causing the applicable participant to transfer such beneficial owner's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. See "Book-Entry Notes."

     If applicable, the Corporation will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

     The Corporation may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Corporation may be held or resold or, at the discretion of the Corporation, may be surrendered to the Trustee for cancellation.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to the Notes, including the determination of an Interest Rate Basis, the calculation of the interest rate applicable to a Floating Rate Note, and the specification of one or more Interest Rate Bases, the Interest Payment Dates, the Maturity Date or any other variable term relating thereto, may be modified as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

BOOK-ENTRY SYSTEM

     The Corporation has established a depository arrangement with The Depository Trust Company (the "Depositary") with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depository arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

     Upon issuance, all Book-Entry Notes of like tenor and terms up to $200,000,000 aggregate principal amount and having the same original issue date will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or its nominee. No Global Security described above may be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the

Depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depository.

     Book-Entry Notes represented by a Global Security are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies the Corporation in writing that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Corporation within 60 days (y) the Corporation in its sole discretion determines not to have such Book-Entry Notes represented by one or more Global Securities or (z) an event shall have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to such Book-Entry Notes. Any Global Security representing Book-Entry Notes that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (or in such amounts in other currencies or composite currencies as specified in the applicable Pricing Supplement). Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Security Registrar. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of Book-Entry Notes.

     Except as provided above, owners of Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and no Global Security representing Book-Entry Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each Beneficial Owner owning a Book-Entry Note must rely on the procedures of the Depositary and, if such Beneficial Owner is not a participant, on the procedures of the participant through which such Beneficial Owner owns its beneficial interest, to exercise any rights of a Holder under the Notes. The Corporation understands that, under existing industry practices, in the event that (i) the Corporation requests any action of Holders or (ii) an owner of a Book-Entry Note desires to give or take any action which a Holder is entitled to give or take under the Notes in accordance with the terms of the Notes, the Depositary would authorize the participants owning the relevant Book-Entry Notes to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The following is based on information furnished by the Depositary:

     The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchase of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interest in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

     To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Corporation and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Corporation, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

     The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

     The Corporation may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

     The information herein concerning the Depositary and the Depositary's system has been obtained from sources that the Corporation believes to be reliable, but neither the Corporation nor any Agent takes any responsibility for the accuracy thereof.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which the particular Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. The Corporation and the Agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and premium, if any, and interest on the Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors -- Exchange Rates and Exchange Controls."

GOVERNING LAW; JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Notes only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Under current Massachusetts law, a state court in The Commonwealth of Massachusetts rendering a judgment on a Foreign Currency Note would be required to render such judgment in the Specified Currency in which such Foreign Currency Note is denominated, and such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such amount is converted from U.S. dollars into the applicable Specified Currency.

PAYMENT OF PRINCIPAL AND PREMIUM, IF ANY, AND INTEREST

     Unless otherwise specified in the applicable Pricing Supplement, the Corporation is obligated to make payments of principal of and premium, if any, and interest on Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts paid by the Corporation in the Specified Currency will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement (the

"Exchange Rate Agent") into U.S. dollars for payment to Holders. However, unless otherwise specified in the applicable Pricing Supplement, the Holder of a Foreign Currency Note may elect to receive such payments in the applicable Specified Currency as hereinafter described.

     Any U.S. dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Corporation for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holder of such Foreign Currency Note by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

     Unless otherwise specified in the applicable Pricing Supplement, a Holder of a Foreign Currency Note may elect to receive payment of the principal of and premium, if any, and/or interest on such Note in the Specified Currency by submitting a written request for such payment to the Trustee at its principal corporate trust office in Minneapolis, Minnesota on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in the applicable Specified Currency for all such principal, premium, if any, and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the applicable Specified Currency may be made.

     Payments of the principal of and premium, if any, and interest on Foreign Currency Notes which are to be made in U.S. dollars will be made in the manner specified herein with respect to Notes denominated in U.S. dollars. See "Description of Notes--General." Payments of interest on Foreign Currency Notes which are to be made in the applicable Specified Currency on an Interest Payment Date (other than the Maturity Date) will be made by check mailed to the address of the Persons entitled thereto as they appear in the Security Register. Payments of principal of and premium, if any, and interest on Foreign Currency Notes which are to be made in the applicable Specified Currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank, designated at least fifteen calendar days prior to the Maturity Date by the applicable Holder, provided that such bank has appropriate facilities therefor and that the applicable Note is presented at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

     Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of a Global Security or Securities representing Book-Entry Notes denominated in a Specified Currency other than U.S. dollars which elects to receive payments of principal, premium, if any, and interest in such Specified Currency must notify the participant through which its interest is held on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such beneficial owner's election to receive all or a portion of such payment in such Specified Currency. Such participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant and forwarded by the participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in such Specified Currency.

PAYMENT CURRENCY

     Except as set forth below, if the applicable Specified Currency is not available for the payment of principal, premium, if any, or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Corporation, the Corporation will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in U.S. dollars on the basis of the Market Exchange Rate, as defined herein, on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement. The "Market Exchange Rate" for a Specified Currency other than U.S. dollars means the noon dollar buying rate in The City of New York for cable transfer for such Specified Currency as certified for customs purposes (or if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default under the applicable Indenture with respect to the Notes.

     If payment in respect of a Foreign Currency Note is required to be made in any currency unit (e.g., ECU), and such currency unit is unavailable due to the imposition of exchange controls or other circumstances beyond the Corporation's control, then the Corporation will be entitled, but not required, to make any payments in respect of such Foreign Currency Note in U.S. dollars until such currency unit is again available. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the currency unit in U.S. dollars, which shall be determined by the Exchange Rate Agent on the following basis. The component currencies of the currency unit for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the currency unit as of the last day on which the currency unit was available. The equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Component Currencies. The U.S. dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the second Business Day prior to the required payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

     All determinations referred to above that are made by the Corporation or its agent (including the Exchange Rate Agent) shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or a partnership for United States Federal income tax purposes created or organized in or under the laws of the United States or of any state or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source of income, (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be treated as United States persons shall be considered U.S. Holders as well. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

     PAYMENTS OF INTEREST. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

     DISCOUNT NOTES. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount. The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, and if the interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually then all stated interest on the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

     If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

     Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     MARKET DISCOUNT. If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such difference is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

     PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be redeemed at the option of the Corporation after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of such bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

     DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than the applicable holding period.

     The Taxpayer Relief Act of 1997 reduces the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition (and would further reduce the maximum rates on such gains in the year 2001 and thereafter for certain individual taxpayers who meet specific conditions). Prospective investors should consult their own tax advisors concerning these tax law changes.

NOTES DENOMINATED OR ON WHICH INTEREST IS PAYABLE IN A FOREIGN CURRENCY.

     As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

PAYMENTS OF INTEREST IN A FOREIGN CURRENCY.

     Cash Method. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to

U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

     Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may convert such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

     PURCHASE, SALE AND RETIREMENT OF NOTES. A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

     Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than the applicable holding period. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on (i) the date of receipt of such Foreign Currency in the case of a cash basis U.S. Holder and
(ii) the date of disposition in the case of an accrual basis U.S. Holder. In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by converting the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

     Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the

Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

     ORIGINAL ISSUE DISCOUNT. In the case of a Discount Note or Short-Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency--Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as converted above.

     PREMIUM AND MARKET DISCOUNT.  In the case of a Note with market discount,
(i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

     With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

     EXCHANGE OF FOREIGN CURRENCIES. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis for sale by the Corporation to or through Morgan Stanley & Co. Incorporated, BancBoston Securities Inc., Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc. The Agents may purchase Notes, as principal, from the Corporation from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Corporation and the applicable Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Corporation will pay a commission to each Agent ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Corporation and such Agent at the time of such sale.

     An Agent may sell Notes it has purchased from the Corporation as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with such purchase from the Corporation to such dealers. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed.

     The Corporation has reserved the right to sell Notes to investors directly on its own behalf only in those jurisdictions where it is authorized to do so. No commission will be payable nor will a discount be allowed on any sales made directly by the Corporation.

     The Corporation reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part (whether placed directly by the Corporation or through one of the Agents). The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by them on an agency basis.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the applicable Specified Currency in The City of New York on the date of settlement. See "Description of Notes--General."

     Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes, but no Agent is obligated to do so and may discontinue any market-making activity at any time.

     Each of the Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Corporation has agreed to indemnify the Agents against certain liabilities (including liabilities under the Securities Act), or to contribute to payments the Agents may be required to make in respect thereof. The Corporation has agreed to reimburse each of the Agents for certain other expenses.

     In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent creates or the Agents create, as the case may be, a short position in Notes, i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

     Neither the Corporation nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither the Corporation nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Certain of the Agents and their affiliates may be customers of, including borrowers from, engage in transactions with, and perform services for, the Corporation and the Bank in the ordinary course of business. In connection with any particular issue of Notes, the Corporation may enter into swaps or other hedging transactions with, or arranged by, the applicable Agent or an affiliate thereof. Such Agent or such affiliate thereof may receive compensation, trading gain or other benefits from such transaction.

     BancBoston Securities Inc. ("BSI") is a wholly-owned subsidiary of the Corporation. Accordingly, the Notes will be offered in compliance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"). No NASD member participating in the offering of the Notes will execute a transaction in the Notes in a discretionary account without the prior written specific approval of the member's customer. This Prospectus Supplement and the accompanying Prospectus may be used by BSI in connection with offers and sales related to secondary market transactions in the Notes. BSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

     Concurrently with the offering of Notes described herein, the Corporation may issue other Debt Securities described in the accompanying Prospectus pursuant to the Indentures.

                                 LEGAL OPINIONS

     The validity of the Notes offered hereby will be passed upon for the Corporation by Gary A. Spiess, General Counsel of the Corporation, and for the Agents by Brown & Wood LLP, New York, New York. Brown & Wood LLP will rely as to all matters of Massachusetts law on the opinion of Mr. Spiess. As of November 14, 1997, Mr. Spiess had a direct or indirect interest in 28,177 shares of the Corporation's Common Stock and had options to purchase an additional 61,723 shares, of which options to purchase 47,348 shares will be exercisable within 60 days after November 14, 1997.